Exhibit 99.1

Schlumberger Completes Merger with Smith International

HOUSTON, August 27, 2010 — Schlumberger Limited (NYSE: SLB) announced today that it has closed its merger with Smith International, Inc. As previously announced, each Smith stockholder will receive 0.6966 shares of Schlumberger common stock in exchange for each Smith share, with cash paid in lieu of any fractional shares of Schlumberger common stock. Schlumberger has issued approximately 176 million shares pursuant to the merger, representing a transaction value of approximately $11 billion. As a result, former Smith stockholders own approximately 12.9% of Schlumberger’s outstanding shares of common stock.

The merger widens Schlumberger’s lead as the world’s largest oilfield services company based on revenue and market capitalization. Smith’s drilling technologies, other products and expertise complement a variety of Schlumberger technology offerings, while the geographical footprint of Schlumberger will enable the merged companies to extend joint offerings worldwide.

Andrew Gould, Chairman and Chief Executive Officer of Schlumberger, commented, “I am extremely pleased to welcome Smith employees, customers and shareholders to Schlumberger. We are ready to begin the process of realizing the synergies made possible by this merger and our focus in the near term is on the execution of plans that have been laid out these past few months while continuing to deliver safety and quality in our field operations. Beyond the near term, the merger will allow us to address new markets and develop new technologies, and employees from both companies will have key roles to play in unlocking the value brought by the combination.”

John Yearwood, former Chief Executive Officer of Smith, said, “This is an exciting time for all the former Smith International employees as we aggressively expand our service offerings through the rapid implementation of the identified growth strategies while continuing to focus on our customer’s everyday needs. The quality of the integration planning process has been outstanding and everyone is looking forward to exceeding expectations.”

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 105,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.slb.com.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Schlumberger can give no assurance that such expectations will prove to be correct. These statements are subject to, among other things, the ability to successfully integrate the merged businesses and to realize expected synergies, unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; the outcome of any litigation; future regulatory or legislative actions that could adversely affect the combined company; the business plans of the customers of the respective parties; and other risk factors that are discussed in Schlumberger’s and Smith’s most recent Forms 10-K as well as each company’s other filings with the SEC, which are available at the SEC’s Internet site (http://www.sec.gov). Actual results may differ materially from those expected, estimated or projected.

Forward-looking statements speak only as of the date they are made, and neither Schlumberger nor Smith undertake any obligation to publicly update or revise any of them in light of new information, future events or otherwise.

For more information, contact:

Investors

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

Media

Stephen Whittaker – Schlumberger Limited, Director of Corporate Communications

Office + 33 1 4062 1330

swhittaker@slb.com